Exhibit 99.1

August 19, 2011

A. O. Smith names Rajendra president, chief operating officer

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced that Ajita G. Rajendra has been named president and chief operating officer, effective Sept 1.

Rajendra will be responsible for A. O. Smith’s water heater operations in North America, China, Europe, and India as well as the company’s water purification business in China. The $1.5 billion business has 17 manufacturing plants around the world and employs approximately 10,000 people.

In addition, Rajendra will be responsible for the Lochinvar global boiler business, once the acquisition of that company is complete. He also will oversee A. O. Smith’s global technology centers focused on research, development, and product engineering, and the corporation’s information technology function.

“With his extensive experience, in-depth knowledge of our business, and passionate interest in customer satisfaction, Ajita Rajendra is the ideal person to take on this challenging new assignment,” Paul W. Jones, chairman and chief executive officer, said in making the announcement. “Under his leadership, our Water Products Company has achieved record sales and profitability. He has been instrumental in growing our market share in China and entering the important India water heater market.”

Jones will remain chairman and chief executive officer and will continue to lead the business transformation to a global water technology company. In addition to operations under Rajendra, Jones will retain responsibility for the corporation’s finance, human resources, legal, and corporate development areas.

Rajendra joined A. O. Smith as president of its Water Products Company in January 2005. He was named an executive vice president of the corporation in 2006.

Rajendra has held a wide range of finance, operations, marketing, and executive management positions throughout his 35-year career. Prior to joining A. O. Smith, he was senior vice president of Kennametal, Inc., of Latrobe, Pa., a manufacturer of industrial cutting tools.

Rajendra holds a bachelor’s degree in chemical engineering from the Indian Institute of Technology and an MBA from Carnegie-Mellon University, Pittsburgh, Pa. He also completed the Advanced Management Program at Harvard University. Rajendra is a member of the Board of Directors of Donaldson Company, a manufacturer of filtration products headquartered in Minneapolis, Minn.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.